EXHIBIT 12


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                        Year Ended August 31

                                                 1995            1996            1997            1998            1999

                                                                       (Amounts in Thousands)
Earnings:
     Pretax Income.........................  $   197,641     $   155,754     $   163,672     $    55,025     $     5,822

     Minority Interest in Income of
         Consolidated Subsidiary                   9,793           7,604          10,586           8,346     $    17,727

     Equity Interest in Loss (Income)
         of Investees (A)..................         (623)            574            (868)        (56,531)        (65,510)

     Distributions from
         Investees (A).....................           -0-             -0-              5          57,620          59,715

     Total Fixed Charges (excluding
         interest capitalized).............       68,271          76,658          79,247          94,960         113,611


Total Earnings.............................  $   275,082     $   240,369     $   250,740     $   158,079     $   131,365



Fixed Charges:
     Interest (including amounts
         capitalized and amortization of
         debt issuance costs)..............  $    55,497     $    65,361     $    68,099     $    79,421     $    93,686

     Estimated Interest Component
         of Rentals........................       13,494          12,926          15,127          19,483          19,925

Total Fixed Charges........................  $    68,991     $    78,287     $    83,226          98,904         113,611



Ratio of Earnings to Fixed Charges.........        4.0             3.0             3.0             1.6             1.2



(A) Through 1997, equity interest and distributions shown represent less-than-50%-owned Investees. Beginning with 1998, equity interest and distributions shown represent 50%-owned and less-than-50%-owned Investees.